Exhibit 10.14.1

Cash Bonus Compensation Paid to Named Executive Officers

Name and Position	Amount paid under the cash bonus plan
Donald W. Hultgren Director and Chief Executive Officer	$225,000
William D. Felder President	286,000
Kenneth R. Hanks Executive Vice President, Chief Financial Officer and Treasurer	180,000
Richard J. Driscoll Executive Vice President	175,000
Richard Litton Executive Vice President	371,000